Exhibit 99.1
Houston Exploration Announces Third Quarter 2005 Financial Results
Agrees to Acquire Assets in South Texas
and Increases 2005 Capital Spending Program
Houston, Texas — October 27, 2005 — The Houston Exploration Company (NYSE: THX) today reported third quarter 2005 net income of $8.1 million, or $0.28 per fully diluted share. By comparison, the company reported third quarter 2004 net income of $43.0 million, or $1.51 per fully diluted share. Reported revenues for the third quarter 2005 totaled $125.4 million, versus the 2004 corresponding quarter of $162.8 million. The year-over-year decrease in revenue was primarily due to a $45.9 million charge under FAS 133 relating to ineffectiveness in the company’s hedging program at third quarter close resulting from the Hurricane Rita disruption at Henry Hub during the last week of September. This charge, which is non-cash, negatively impacted earnings by $29.7 million, or $1.02 per share. Cash from operations before changes in operating assets and liabilities totaled $138.9 million, compared to 2004’s third quarter of 130.5 million. (Cash from operations is a non-GAAP measure that is defined and reconciled in the table below.)
Third quarter 2005 daily production averaged 308 million cubic feet of natural gas equivalent per day (MMcfe/d), down from 2004’s third quarter average rate of 343 MMcfe/d. This 10 percent quarter-over-quarter decline in production was primarily due to Hurricanes Katrina and Rita, both of which caused production shut-ins and delayed drilling operations within the company’s Gulf of Mexico region, and to a lesser extent in the South Texas region as well. Combined, the two hurricanes negatively impacted net income for the quarter by $12.9 million, or $0.44 per share. The company expects substantially all of its Gulf of Mexico production to be restored by yearend and estimates delayed production directly attributable to the hurricanes in the range of 8 billion cubic feet of natural gas equivalent (Bcfe) to 10 Bcfe for 2005. In addition, the company estimates the delay or downward revision of 6 Bcfe to 7 Bcfe for the year through a combination of hurricane related and other operational issues.
Houston Exploration realized an average natural gas sales price for the third quarter 2005 of $8.15 per Mcf, yielding an average realization of $5.78 per Mcf after cash settlements under its hedging program, which excludes the FAS 133 ineffectiveness charge. This compares to a natural gas sales price of $5.46 per Mcf, and a net price of $5.09 per Mcf after cash settlements under its hedging program during the third quarter 2004. Since the price of natural gas continues to be volatile, there will be a possibility of additional hedge ineffectiveness charges in the fourth quarter 2005. Third quarter 2005 crude oil prices averaged $54.08 per barrel, 40 percent higher than the $38.69 per barrel reported during the third quarter 2004.
Third quarter 2005 lifting costs, which are comprised of lease operating, transportation and severance tax expenses, were $0.89 per Mcfe versus the $0.66 per Mcfe reported during the third quarter 2004, due to lower production volumes and an increase in the total lifting costs quarter-over-quarter. Depreciation, depletion and amortization and asset retirement accretion expenses for the third quarter 2005 were $2.61 per Mcfe compared to $2.15 per Mcfe in the third quarter 2004. Third quarter 2005 net general and administrative expenses (G&A) were $0.36 per Mcfe versus the $0.18 per Mcfe reported for 2004’s third quarter. Included in the quarter’s net G&A results were expenses of $3.8 million, or $2.4 million after tax, as the company incurred additional legal and financial advisory fees and expenses while unsuccessfully pursuing an acquisition opportunity. These transaction-related fees and expenses added $0.13 per Mcfe to the quarter’s G&A rate and decreased earnings by $0.08 on a per share basis. The remaining increase to G&A on a unit basis is attributable to the loss in production for the quarter.
South Texas Acquisition
Concurrent with its third quarter results, Houston Exploration also announced that it has entered into an agreement with Kerr McGee Corporation to purchase an estimated 88 Bcfe of proved reserves in South Texas for $163 million. The reserves are 75 percent gas and 40 percent proved developed.
Net production is approximately 10 MMcfe/d from four fields. The assets, which produce from the Frio, Vicksburg and Lobo formations, will all be operated by Houston Exploration. The effective date is October 1, 2005, and closing is scheduled for November 30, 2005, subject to customary closing conditions.
“These wells complement our existing Lobo operations in the area and further solidify our position as one of the key producers in the South Texas region,” stated Billy Hargett, chairman and chief executive officer of Houston Exploration. “These properties will increase our position in the area by 26,300 net acres, and we believe these assets will add nearly 100 low-risk drilling opportunities which will enhance our existing portfolio,” he added.

The company intends to finance this transaction with borrowings under its existing revolving credit facility, which was recently expanded to $450 million of capacity.
Fourth Quarter 2005 Guidance
As with past quarters, Houston Exploration has prepared the following table to assist with understanding the company’s estimated financial results and near-term performance based on current expectations, which include the South Texas acquisition. Certain factors that could materially impact these forward-looking statements are set forth below in this release.

Costs ($/Mcfe)	4Q05 Estimate
-Lease operating expense	$0.71+/-
-Severance tax	$0.25+/-
-General and administrative, net	$0.28+/-
-Transportation	$0.10+/-
-Depreciation, depletion and amortization and asset retirement accretion	$2.69+/-
-Interest, net	$0.21+/-

Capital Spending (MM$)	2005
- Operations	$538+/-
- Acquisitions	$195+/-

- Total	$733+/-

Operations	2005
- Production estimate (Bcfe)	115+/-
- Percent natural gas	93%+/-
The company will hold a conference call on Thursday, October 27, at 10:00 a.m. Central Time to further review the quarter’s results and the latest acquisition in South Texas. To access the call dial (800) 553-0288 prior to the start and provide the confirmation code 799370. A replay of the call will be available for one week beginning at 12:00 p.m. Central Time on October 27. Dial (800) 475-6701 and provide the confirmation code 799370 for this service.
In addition, the call will be broadcast live over the Internet and can be accessed by following the webcast links at www.houstonexploration.com.
Forward-looking statements:
This news release and oral statements regarding the subjects of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this press release are forward-looking statements and reflect the company’s current expectations and are based on current available information and numerous assumptions. Important factors that could cause actual results to materially differ from the company’s current expectations include, among others, the uncertain timetable of third-party repairs to pipelines and facilities, the extent of damage and delayed recovery from hurricanes, the availability of needed equipment and personnel to restore production, additional hurricane or operational issues, price volatility, the consummation and integration of the South Texas acquisition, the risk of future writedowns, the impact of hedging activities, the accuracy of estimates of reserves and production rates, production and spending requirements, the inability to meet substantial capital requirements, the constraints imposed by the company’s outstanding indebtedness, the relatively short production life of the company’s reserves, reserve replacement risks, drilling risks and results, the competitive nature of the industry, the risks associated with acquisitions, the successful negotiation and consummation of acquisitions, the integration of acquired assets and other risks and factors inherent in the exploration for and production of natural gas and crude oil discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2004. The company assumes no responsibility to update any of the information referenced in this news release.
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Contact:	The Houston Exploration Company
Melissa Reynolds
713-830-6887
mreynolds@houstonexp.com

The Houston Exploration Company

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Unaudited Income Statement Data:
	(in thousands, except per share data)		(in thousands, except per share data)
Revenues
Natural gas and oil revenues	$124,997	$162,472	$466,011	$486,684
Other	416	288	939	734

Total revenues	125,413	162,760	466,950	487,418
Operating expenses
Lease operating	17,771	14,301	52,263	39,506
Severance tax	4,165	3,356	11,629	10,304
Transportation	3,000	3,006	8,759	8,911
Asset retirement accretion	1,313	1,098	3,964	3,576
Depreciation, depletion and amortization	72,702	66,926	215,249	195,082
General and administrative, net	10,229	5,679	27,552	21,528

Total operating expenses	109,180	94,366	319,416	278,907

Income from operations	16,233	68,394	147,534	208,511
Other (income) and expense	(101)	(1,588)	286	(1,856)
Interest expense	5,898	4,162	16,943	12,771
Capitalized interest	(2,357)	(2,162)	(6,772)	(6,178)

Interest expense, net	3,541	2,000	10,171	6,593
Income before taxes	12,793	67,982	137,077	203,774
Provision for income tax
Current	(3,502)	9,041	12,526	36,151
Deferred	8,214	15,943	39,202	39,585

	4,712	24,984	51,728	75,736
Net income	$8,081	$42,998	$85,349	$128,038

Earnings per share
Basic	$0.28	$1.53	$2.98	$4.26
Fully diluted	$0.28	$1.51	$2.95	$4.22
Weighted average shares	28,744	28,082	28,641	30,068
Weighted average shares — fully diluted	29,120	28,486	28,966	30,330

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004		2005	2004
Operating Data:
Production
Natural gas (MMcf)	26,217	29,465		81,014	87,735
Oil (MBbls)	360	343		1,172	995

Total (MMcfe)	28,377	31,523		88,046	93,705
Average daily production (MMcfe/d)	308	343		323	342
Average sales price
Natural gas realized* ($/Mcf)	$5.78	$5.09	$	5.65	$5.18
Natural gas unhedged ($/Mcf)	8.15	5.46		6.90	5.59
(*Excludes FAS 133 ineffectiveness)
Oil realized ($/Bbl)	54.08	38.69		47.27	34.98
Oil unhedged ($/Bbl)	54.08	38.69		47.27	34.98

The Houston Exploration Company, continued

	September 30,	December 31,
	2005	2004
Unaudited Balance Sheet Data:
	(in thousands)
Working capital (deficit) (1)	$(362,013)	$(31,884)
Property, plant and equipment, net	1,758,894	1,548,256
Total assets	2,107,493	1,722,577
Long-term debt and notes	349,000	355,000
Total stockholders’ equity	517,176	782,920

(1)	Working capital deficit caused by negative fair value of derivative instruments.
Unaudited Non-GAAP Financial Measures:
Cash from operations represents net cash provided by operating activities before changes in operating assets and liabilities. Cash from operations is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Cash from operations is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities and to service debt. Cash from operations is not a measure of financial performance under GAAP and should not be considered an alternative to net income. The table below reconciles cash from operations to net cash provided by operating activities as disclosed on the company’s statement of cash flows. Further, the “Shareholder/Financial” section of the company’s Web site includes a disclosure and reconciliation of non-GAAP financial measures that are used in this release and that may be used periodically by management when discussing the company’s financial results with investors and analysts.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Reconciliation of Non-GAAP Measures:
	(in thousands)		(in thousands)
Cash from operations before changes in operating assets and liabilities	$138,935	$130,546	$397,716	$379,097
Plus changes in operating assets and liabilities	(36,192)	26,406	(13,735)	23,205

Net cash provided by operating activities	$102,743	$156,952	$383,981	$402,302